INDEPENDENT AUDITORS CONSENT

We consent to the incorporation by reference in this Registration Statement of Jones Apparel Group, Inc. on Form S-4 of our report dated March 16, 1999 on the consolidated financial statements of Nine West Group Inc., appearing in the Current Report on Form 8-K dated April 7, 1999, filed by Jones Apparel Group, Inc. We also consent to the reference to us under the heading "Experts" in such Registration Statement.


/S/ Deloitte & Touche LLP
New York, New York
September 8, 1999